FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS

SAN FRANCISCO, CALIFORNIA

)
)
IN THE MATTER OF	)
	)	ORDER TO
IMPERIAL CAPITAL BANK	)	CEASE AND DESIST
LA JOLLA, CALIFORNIA	)
	)	Docket FDIC-08-392b
(INSURED STATE NONMEMBER BANK))
)
)

Imperial Capital Bank, La Jolla, California ("Bank"), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1818(b)(1), and Section 1912 of the California Financial Code, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") with counsel for the Federal Deposit Insurance Corporation ("FDIC"), and with counsel for the California Department of Financial Institutions (“CDFI”), dated February 12, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC and the CDFI.

The FDIC and the CDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices.  The FDIC and the CDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the Joint FDIC and CDFI Report of Examination (“Joint ROE”) dated October 29, 2008:
(a)           operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
(b)           operating with a board of directors which has failed to provide adequate supervision over and direction to the active management of the Bank;
(c)           operating with inadequate capital in relation to the kind and quality of assets held by the Bank;
(d)           operating with an inadequate loan valuation reserve;
(e)           operating with a large volume of poor quality loans;
(f)           operating in such a manner as to produce low earnings; and
(g)           operating with inadequate provisions for liquidity.
IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

1.           The Bank shall have and retain qualified management.
(a)           Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank.  Management shall include a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention.  Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio.  Each member of management shall be provided appropriate written authority from the Bank's Board to implement the provisions of this ORDER.
(b)           During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the CDFI Commissioner ("Commissioner") in writing when it proposes to add any individual to the Bank's Board or employ any individual as a senior executive officer.  The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.
2.           (a)           Within 30 days from the effective date of this ORDER, the Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.  This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged-off, and recovered loans; investment activity; operating policies; and individual committee actions.  The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.
3.           (a)           Within 180 days from the effective date of this ORDER, the Bank shall increase the Bank’s Tier 1 Leverage Capital ratio above nine percent and the Bank’s Total Risk-Based Capital ratio above thirteen percent.  These ratios shall be maintained above these levels throughout the life of this ORDER.
(b)           Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet and thereafter maintain the minimum risk-based capital requirements as described in the FDIC’s Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A.  The Plan shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations.
(c)           The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
(d)           For the purposes of this ORDER, the terms "Tier 1 capital" and "total assets" shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

4.           Within 60 days from the effective date of this ORDER, the Bank shall develop, adopt, and implement a comprehensive policy for determining the appropriateness of the allowance of loan and lease losses.  The policy shall include requirements for complying with the standards and guidelines in the 2001 Policy Statement on the Allowance for Loan and Lease Loss Methodology and Documentation for Banks and Savings and Loans dated July 2, 2001, and the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 13, 2006.
5.           Within 60 days from the effective date of this ORDER, the Bank shall develop a written plan, approved by its Board and acceptable to the Regional Director and the Commissioner for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “CRE” Concentrations.
6.           Within 60 days of the effective date of this ORDER, the Bank shall develop and submit to the Regional Director and the Commissioner a written three-year strategic plan.  Such plan shall include specific goals for the dollar volume of total loans, total investment securities, and total deposits as of January 1, 2009 through December 31, 2011.  For each time frame, the plan will also specify the anticipated average maturity and average yield on loans and securities; the average maturity and average cost of deposits; the level of earning assets as a percentage of total assets; and the ratio of net interest income to average earning assets.  The plan shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

7.           Within 60 days from the effective date of this ORDER, the Bank shall formulate and implement a written profit plan.  This plan shall be forwarded to the Regional Director and the Commissioner for review and comment and shall address, at a minimum, the following:
(a)           goals and strategies for improving and sustaining the earnings of the Bank, including:
(i)              an identification of the major areas in, and means by which, the Bank’s Board will seek to improve the Bank's operating performance;
(ii)              realistic and comprehensive budgets;
(iii)              a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections; and
(iv)              a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components.
(b)           coordination of the Bank's loan, investment, and operating policies, and budget and profit planning, with the funds management policy.

8.           Within 90 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy.  Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.
9.           During the life of this ORDER, the Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Commissioner.

10.           During the life of this ORDER, the Bank shall not establish any new branches or other offices of the Bank without the prior written consent of the Regional Director and the Commissioner.
11.           Within 30 days of the effective date of this ORDER, the Bank shall submit to the Regional Director and the Commissioner a written plan for eliminating its reliance on brokered deposits.  The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over.  The Regional Director and the Commissioner shall have the right to reject the Bank's plan.  On the 10 and 25 days of each month, the Bank shall provide a written progress report to the Regional Director and the Commissioner detailing the level, source, and use of brokered deposits with specific reference to progress under the Bank's plan.  For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.
12.           Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports shall include a copy of the Bank's Report of Condition and the Bank's Report of Income.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.

13.           Following the effective date of this ORDER, the Bank shall send to its shareholder(s) or otherwise furnish a description of this ORDER in conjunction with the Bank's next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank's next shareholder meeting.  The description shall fully describe the ORDER in all material respects.  The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders.  Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.
This ORDER will become effective upon its issuance by the FDIC and the CDFI.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the CDFI.
Pursuant to delegated authority.
Dated at San Francisco, California, this 17th day of February, 2009.

/s/ J. George Doerr, for	/s/ William S. Haraf
Stan Ivie	William S. Haraf
Regional Director	Commissioner
Division of Supervision and Consumer Protection	California Department of Financial
San Francisco Region	Institutions
Federal Deposit Insurance Corporation